Exhibit 99.1

Verrica Pharmaceuticals Reports Third Quarter 2018 Financial Results

WEST CHESTER, PA – November 7, 2018 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica”) (Nasdaq: VRCA), a pharmaceutical company focused on identifying, developing and commercializing innovative pharmaceutical products for the treatment of skin diseases with significant unmet needs, today announced financial results for the third quarter ended September 30, 2018.

“Our clinical progress continued in the quarter and we were highly encouraged by the pace and early completion of enrollment for the VP-102 Phase 3 clinical program in molluscum contagiosum,” stated Ted White, President and Chief Executive Officer of Verrica. “We believe the early completion of enrollment is an indication of the need for an FDA-approved treatment option for this underserved patient population and our efforts remain focused on bringing this drug candidate to the market as quickly as possible.”

Business Highlights and Recent Developments

•	Announced that the company has been added to the Russell 2000® and Russell 3000® Indexes, as part of FTSE Russell’s quarterly initial public offering additions, effective September 21st, 2018

•	Announced positive results from its Phase 2 Innovate clinical trial of VP-102 for the treatment of molluscum contagiosum (molluscum)

•

Announced the earlier than expected completion of enrollment of its Phase 3 clinical trials, CAMP-1 and CAMP-2; topline results from the two randomized, double-blind, multicenter, placebo-controlled trials of VP-102 for the treatment of molluscum expected in the first quarter of 2019

•	Continued progress with the Phase 2 trial in common warts (COVE-1); topline results expected in the first half of 2019

Financial Results

Verrica reported a net loss of $6.7 million for the third quarter of 2018, compared to a net loss of $1.4 million for the same period in 2017.

Research and development expenses were $3.5 million in the third quarter of 2018, compared to $1.1 million for the same period in 2017. The increase was primarily due to the advancement of the VP-102 clinical development programs for the treatment of molluscum and common warts.

General and administrative expenses were $3.7 million in the third quarter of 2018, compared to $0.2 million for the same period in 2017. The increase was primarily due to the expansion of the executive leadership team, increased corporate infrastructure, and additional costs associated with operating as a public company.

As of September 30, 2018, Verrica had aggregate cash, cash equivalents and marketable securities of $97.0 million.

About Verrica Pharmaceuticals Inc.

Verrica is a pharmaceutical company focused on identifying, developing and commercializing innovative pharmaceutical products for the treatment of skin diseases with significant unmet needs. The company’s lead product candidate, VP-102, is currently being evaluated in two Phase 3 clinical trials for the treatment of molluscum and in a Phase 2 clinical trial for the treatment of common warts.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential clinical development of Verrica’s product candidates and the availability of data from Verrica’s clinical trials, including the timing of topline results from the Phase 3 pivotal trials for molluscum and the Phase 2 trial in common warts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Verrica’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Verrica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and Verrica’s other Periodic Reports filed with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Condensed Statements of Operations

(Unaudited, in thousands except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$3,484	$1,120	$8,022	$2,612
General and administrative	3,681	238	7,170	411

Total operating expenses	7,165	1,358	15,192	3,023

Loss from operations	(7,165)	(1,358)	(15,192)	(3,023)
Other income (expense)	426	(1)	620	(1)

Net loss	$(6,739)	$(1,359)	$(14,572)	$(3,024)

Net loss per share, basic and diluted	$(0.27)	$(0.48)	$(1.30)	$(1.06)

Weighted average common shares outstanding, basic and diluted	24,847,512	2,850,640	11,230,401	2,850,143

VERRICA PHARMACEUTICALS INC.

Selected Condensed Balance Sheet Data

(Unaudited, in thousands)

	September 30, 2018	December 31, 2017
Cash, cash equivalents and marketable securities	$96,975	$8,663
Total assets	98,805	9,083
Total liabilities	2,451	616
Total convertible preferred stock	—	15,508
Total stockholders’ equity (deficit)	96,354	(7,041)

Contacts

Chris Degnan

Chief Financial Officer

484.453.3300 ext. 103

info@verrica.com

Patti Bank

Managing Director

Westwicke Partners

415.513.1284

patti.bank@westwicke.com